UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

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(1)	Title of each class of securities to which transaction applies:

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PENN VIRGINIA RESOURCE PARTNERS, L.P.

Three Radnor Corporate Center, Suite 230

100 Matsonford Road

Radnor, Pennsylvania 19087

June 12, 2003

To Our Common Unitholders:

You are cordially invited to attend a special meeting of the common unitholders of Penn Virginia Resource Partners, L.P. to be held at our officers at Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, Pennsylvania 19087, on July 29, 2003, at 10:00 a.m. local time. A notice of special meeting, a proxy statement and a proxy card are enclosed.

We completed a coal reserve acquisition on December 19, 2002, which is described in more detail below and in the enclosed proxy statement. The board of directors of Penn Virginia Resource GP, LLC, our general partner, has called this special meeting for you to consider and vote upon a proposal to approve:

•	a change in the terms of our class B common units that we issued in the coal reserve acquisition to provide that each class B common unit will automatically convert into one common unit effective upon such approval, and

•	our issuance of an aggregate of 2,763,158 common units in the coal reserve acquisition, including 1,240,833 common units issuable upon conversion of the class B common units.

Common unitholders are not being asked to approve the coal reserve acquisition itself, which has already been consummated.

The board of directors of our general partner unanimously recommends that you approve this proposal.

On December 19, 2002, we acquired approximately 120 million tons of coal reserves and related assets from subsidiaries of Peabody Energy Corporation, the world’s largest private sector coal company, for $72.5 million of cash, 1,522,325 common units, representing 19.9% of the number of common units outstanding before the transaction, and 1,240,833 class B common units, which is a newly created series of units. Upon announcing the completion of the transaction, we also increased quarterly cash distributions by four percent, to $0.52 per unit, effective with our distribution for the first quarter of 2003, to be paid in May of 2003.

We chose to issue some of the units as class B common units, rather than additional common units, because to issue 2,763,158 common units would have required a common unitholder vote prior to such issuance under the rules of the New York Stock Exchange and thereby delayed completion of the transaction to the possible detriment of our partnership. Peabody agreed to accept class B common units in lieu of additional common units, provided we would ask our common unitholders to approve the conversion of the class B common units into common units at a later date. We are now asking you for this approval.

If our common unitholders approve the proposal, the class B common units will automatically convert into an equal number of common units. If our common unitholders do not approve the proposal, the class B common units will become entitled to receive from us 115% of the amount of distributions paid on the common units, reducing the amount of cash available for distribution on the common units. The failure to approve the proposal would have no effect on our acquisition of coal reserves and other related assets from Peabody, our issuance and listing on the New York Stock Exchange of 1,522,325 common units or our issuance of 1,240,833 class B common units.

We urge you to read the accompanying proxy statement carefully as it sets forth important information about the conversion and issuance proposal, its background and the special meeting. Adoption of the proposal requires the affirmative vote of a majority of the votes cast at the special meeting by holders of common units, provided that the total votes cast represent over 50% in interest of all common units entitled to vote at the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, or you may also vote by following the Internet instructions on the proxy card. If you later find that you will be present at the special meeting or for any other reason desire to revoke your proxy, you may do so at any time before the vote is held at the special meeting.

Sincerely,

A. James Dearlove Chief Executive Officer

The accompanying proxy statement is dated June 12, 2003 and, together with the accompanying form of proxy, is first being mailed to common unitholders on or about June 16, 2003.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

Three Radnor Corporate Center, Suite 230

100 Matsonford Road

Radnor, Pennsylvania 19087

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

TO BE HELD ON JULY 29, 2003

To Our Common Unitholders:

A special meeting of our common unitholders will be held at our offices at Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, Pennsylvania 19087, on July 29, 2003, at 10:00 a.m. local time to consider and act upon the following matters:

1.	A proposal to approve, in connection with our acquisition on December 19, 2002 of coal reserves and related assets from subsidiaries of Peabody Energy Corporation:

•	a change in the terms of our class B common units to provide that each class B common unit will automatically convert into one common unit effective upon such approval, in accordance with our First Amended and Restated Agreement of Limited Partnership, as amended by Amendment No. 1 thereto, and

•	our issuance of an aggregate of 2,763,158 common units, 1,522,325 of which previously have been issued and 1,240,833 of which are issuable upon conversion of the class B common units; and

2.	The transaction of any other business as may properly come before the special meeting or any adjournments or postponements thereof, including, without limitation, the adjournment or postponement of the special meeting in order to solicit additional votes from common unitholders in favor of adopting the foregoing proposal.

Only holders of record of common units at the close of business on June 6, 2003 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. A list of the common unitholders entitled to vote at the special meeting is on file at our principal offices, Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, Pennsylvania 19087, and will be available for examination by any common unitholder during the special meeting.

The holders of a majority of the outstanding common units must be represented at the special meeting in person or by proxy to constitute a quorum. Therefore, all common unitholders are urged to attend the meeting in person or by proxy.

A copy of the proxy statement relating to the special meeting is being mailed to common unitholders together with this notice. Please read this proxy statement for a more complete statement regarding the matters to be acted upon at the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, or you may also vote by following the Internet instructions on the proxy card. If you later find that you will be present at the special meeting or for any other reason desire to revoke your proxy, you may do so at any time before the vote is held at the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS OF PENN VIRGINIA RESOURCE GP, LLC, AS GENERAL PARTNER OF PENN VIRGINIA RESOURCE PARTNERS, L.P.

Nancy M. Snyder Assistant Secretary

Radnor, Pennsylvania

June 12, 2003

PENN VIRGINIA RESOURCE PARTNERS, L.P.

PROXY STATEMENT

Special Meeting of Common Unitholders

To Be Held on July 29, 2003

This proxy statement contains information related to the special meeting of common unitholders of Penn Virginia Resource Partners, L.P. and any postponements or adjournments thereof. Our principal executive offices are located at Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, Pennsylvania 19087.

QUESTIONS AND ANSWERS

Q:	WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A:	The purpose of the special meeting is for our common unitholders to consider and act upon a proposal to approve:

•	a change in the terms of our class B common units that we issued in the coal reserve acquisition described below to provide that each class B common unit will automatically convert into one common unit effective upon such approval, and

•	our issuance of an aggregate of 2,763,158 common units in the coal reserve acquisition, 1,522,325 of which previously have been issued and 1,240,833 of which are issuable upon conversion of the class B common units.

We refer to this proposal in this proxy statement as the Conversion and Issuance Proposal.

On December 19, 2002, we acquired approximately 120 million tons of coal reserves and related assets from subsidiaries of Peabody Energy Corporation, or Peabody, for $72.5 million of cash, 1,522,325 common units and 1,240,833 class B common units, which is a newly created series of units. Peabody is the world’s largest private sector coal company. These reserves are located in New Mexico and West Virginia and will continue to be operated by Peabody’s subsidiaries. For a more detailed discussion of the transaction, see “Background of the Conversion and Issuance Proposal.”

Common unitholders are not being asked to approve the coal reserve acquisition itself, which has already been consummated.

Q:	WHAT HAPPENS IF THE REQUIRED APPROVAL IS OBTAINED?

A:	Each outstanding class B common unit will automatically convert into one common unit upon approval of the Conversion and Issuance Proposal and those new common units will be issued and listed on the New York Stock Exchange, or NYSE.

Q:	WHAT HAPPENS IF THE REQUIRED APPROVAL IS NOT OBTAINED?

A:	Each class B common unit is currently entitled to receive 100% of the amount of distributions paid on each common unit. If our common unitholders do not approve the Conversion and Issuance Proposal at the special meeting and the class B common units remain outstanding after December 19, 2003, each class B common unit will be entitled to receive 115% of the amount of distributions paid on each common unit. The increase in distributions would be effective for the entire quarter in which this step-up period begins, and it would reduce the amount of cash available to be distributed to the common unitholders.

The failure to approve the Conversion and Issuance Proposal would have no effect on our acquisition of coal reserves and other related assets from Peabody, our issuance and listing on the NYSE of 1,522,325 common units or our issuance of 1,240,833 class B common units. The failure to approve the proposal would preclude the conversion of the class B common units and the resulting issuance and listing on the NYSE of an additional 1,240,833 common units upon conversion.

Q:	WHO IS SOLICITING MY PROXY?

A:	Penn Virginia Resource GP, LLC, our general partner, is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of common unitholders. Certain directors, officers and employees of our general partner and Morrow & Co., Inc. (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting will be held on July 29, 2003, at 10:00 a.m. local time at our offices at Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	Only holders of record of common units at the close of business on June 6, 2003 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof, unless such adjournment or postponement is for more than 45 days, in which event our general partner will set a new record date and mail a new notice of special meeting. These common unitholders are entitled to one vote for each of the common units that they held on the record date.

Q:	HOW DO I VOTE?

A:	After you read and carefully consider the information contained or incorporated by reference in this proxy statement, please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your common units may be represented at the special meeting. You may also vote by following the Internet instructions on the proxy card or by attending the special meeting and voting your common units in person. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or vote by following the Internet instructions on the proxy card in advance of the special meeting.

Q:	MAY I CHANGE MY VOTE AFTER RETURNING A PROXY CARD OR VOTING BY INTERNET?

A:	Yes. To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to our Secretary at the address set forth in the notice of the special meeting. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy. To change your vote after you have voted by Internet, you may vote again by following the procedures for Internet voting. The last known vote in the Internet voting system as of July 28, 2003 will be counted.

Q:	HOW DO I VOTE MY COMMON UNITS IF THEY ARE HELD IN “STREET NAME”?

A:	Your broker will not vote your common units unless you provide instructions on how to vote. Please contact your broker if you have not received a request for voting instructions. If you have instructed your broker to vote your units and wish to change those instructions before the vote at the special meeting, you must follow the directions received from your broker.

Q:	WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?

A:	The board of directors of our general partner unanimously recommends that you vote FOR the Conversion and Issuance Proposal.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE CONVERSION AND ISSUANCE PROPOSAL?

A:	Adoption of the Conversion and Issuance Proposal requires the affirmative vote of a majority of the votes cast at the special meeting by holders of common units, provided that the total votes cast represent over 50% in interest of all common units entitled to vote at the special meeting. A properly executed proxy submitted without instructions on how to vote will be voted FOR this proposal, unless your proxy is properly revoked. A properly executed proxy submitted and marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining the existence of a quorum.

Subsidiaries of Penn Virginia Corporation, which is the ultimate parent company of our general partner, collectively held 155,317 common units as of the record date, representing approximately 1.7% of the outstanding common units as of the record date. The directors and executive officers of our general partner collectively held 81,200 common units as of the record date, representing approximately 0.9% of the outstanding common units as of the record date. These entities and individuals have indicated their intention to vote all of their common units in favor of the Conversion and Issuance Proposal. Because their affirmative vote is not sufficient to approve the proposal, we urge you to vote your common units in person, by proxy or by Internet as provided in this proxy statement.

A subsidiary of Peabody held 1,522,325 common units as of the record date, representing approximately 16% of the outstanding common units as of the record date. These common units were received at the closing of our coal acquisition. Consistent with NYSE policies, this entity has indicated its intention to vote these common units in proportion to the votes cast on the Conversion and Issuance Proposal by other holders.

Q:	WHAT HAPPENS IF I DO NOT SUBMIT A PROXY OR VOTE BY INTERNET OR AT THE SPECIAL MEETING?

A:	If a common unitholder does not submit a proxy or vote by Internet or in person at our special meeting, assuming the presence of a quorum, it will not affect the determination of whether the required vote was obtained because this determination is based on the votes cast, not on the number of outstanding common units.

Q:	WHO CAN I CONTACT IF I NEED ADDITIONAL COPIES OF THIS PROXY STATEMENT OR ADDITIONAL PROXY CARDS OR IF I HAVE QUESTIONS ABOUT THE SPECIAL MEETING?

A:	Common unitholders who need additional copies of this proxy statement or additional proxy cards or who have questions about the special meeting should contact our proxy solicitation agent as follows:

Morrow & Co., Inc.

445 Park Avenue, 5th Floor

New York, New York 10022

E-mail: pennva.info@morrowco.com

Unitholders, please call (800) 607-0088

Banks and brokerage firms, please call (800) 654-2468

All others call collect: (212) 754-8000

FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference herein contain forward-looking statements. In general, any statement other than a statement of historical fact is a forward-looking statement. Some of these statements can be identified by terms and phrases such as “anticipate”, “believe”, “assume”, “intend”, “estimate”, “expect”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will” and similar expressions. These statements appear in a number of places in this proxy statement and the documents incorporated by reference herein and include statements regarding our current plans, beliefs, estimates, projections, assumptions and expectations, including those with respect to:

•	the benefits of our acquisition of coal reserves and related assets from Peabody;

•	the consummation of any future additional acquisitions from Peabody;

•	future cash distributions to unitholders;

•	future production volumes from our reserves and royalty revenues from the sale of our coal;

•	mining and development activities, including expected commencement dates of coal mining;

•	our business strategies and other plans and objectives for future operations, including future acquisitions of coal reserves;

•	availability of borrowings under our credit agreement;

•	revenues from our sale of coal services and timber;

•	future capital expenditures; and

•	general economic and business conditions.

These forward-looking statements involve a number of risks and uncertainties and are not guarantees. Actual results could differ materially from those expressed or implied in these statements. Important factors that could cause actual results to differ include, but are not necessarily limited to:

•	the experience and financial condition of our lessees;

•	the ability of our lessees to compete effectively and obtain favorable contracts with their customers for coal produced from our reserves;

•	the ability of our lessees to manage their operations well, satisfy their obligations to us and others and produce sufficient quantities of coal on an economic basis from our reserves;

•	a substantial or extended decline in coal prices;

•	the demand for coal, which could be affected by factors such as the demand for electricity and the availability and price of alternative fuel supplies such as nuclear, natural gas, oil and hydroelectric power;

•	compliance by our lessees with federal, state and local environmental, health and safety, reclamation, endangered species and other laws and regulations applicable to the mining operations of our lessees;

•	the ability of our lessees to obtain necessary governmental permits and approvals in a timely and cost-effective manner;

•	our ability to locate and acquire other coal reserves at purchase prices that are accretive to our financial results;

•	the extent to which the amount and quality of actual production differs from estimated mineable and merchantable coal reserves;

•	operational risks, such as the occurrence of unanticipated geological problems, unusual weather, unanticipated operating conditions, or accidents including force majeure events;

•	our lessees’ labor relations with their employees;

•	our ability to comply with the financial covenants in our credit agreement;

•	general domestic and international economic (including inflation and interest rates) and political conditions; and

•	other risk factors detailed in our 2002 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission, or SEC, which is incorporated by reference in this proxy statement.

Many of these factors are beyond our ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. We undertake no obligation to revise the forward-looking statements to reflect future events or circumstances.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

THE CONVERSION AND ISSUANCE PROPOSAL

Background of the Proposal

On December 19, 2002, we acquired approximately 120 million tons of coal reserves and related assets from subsidiaries of Peabody for $72.5 million of cash, 1,522,325 common units, representing 19.9% of the number of common units outstanding before the transaction, and 1,240,833 class B common units, which is a newly created series of units. Upon announcing the completion of the transaction, we also increased quarterly cash distributions by four percent, to $0.52 per unit, effective with our distribution for the first quarter of 2003, to be paid in May of 2003. For a more detailed discussion of the transaction, see “Background of the Conversion and Issuance Proposal.”

We chose to issue some of the units as class B common units, rather than additional common units, because to issue 2,763,158 common units would have required a common unitholder vote prior to such issuance under the rule of the NYSE set forth in Section 312.03(c) of the NYSE Listed Company Manual and thereby delayed completion of the transaction to the possible detriment of our partnership. Peabody agreed to accept class B common units in lieu of additional common units. In return, we agreed to file this proxy statement with the SEC to solicit the approval of our common unitholders, in accordance with the listing rules of the NYSE, to allow for the conversion of the class B common units into common units. We are now asking you for this approval.

The Proposal

At the special meeting, our common unitholders will consider and act upon a proposal to approve, in connection with the coal reserve acquisition:

•	a change in the terms of our class B common units to provide that each class B common unit will automatically convert into one common unit effective upon such approval, and

•	our issuance of an aggregate of 2,763,158 common units, 1,522,325 of which previously have been issued and 1,240,833 of which are issuable upon conversion of the class B common units.

Common unitholders are not being asked to approve the coal reserve acquisition itself, which has already been consummated.

Effects of Approval

If our common unitholders approve the Conversion and Issuance Proposal at the special meeting, each outstanding class B common unit will automatically convert into one common unit upon approval and those new common units will be issued and listed on the NYSE. Those common units currently are subject to transfer restrictions but will be registrable securities under a registration rights agreement that we entered into in connection with our transaction with Peabody and may be resold by Peabody thereunder pursuant to a resale shelf registration statement or, in certain cases, pursuant to other registration statements that we may file. See “Background of the Conversion and Issuance Proposal—The Acquisition Agreements—Registration Rights.” An underwritten offering by Peabody of a significant portion of its common units would increase the volume of our publicly traded common units. We cannot predict the impact of any such offering on the trading price of our common units.

Effects of Failure to Approve

Each class B common unit currently is entitled to receive 100% of the amount of distributions paid on each common unit. If our common unitholders do not approve the Conversion and Issuance Proposal and the class B common units remain outstanding after December 19, 2003, each class B common unit will be entitled to receive 115% of the amount of distributions paid on each common unit. The increase in distributions would be effective for the entire quarter in which this increase is triggered, and it would reduce the amount of cash available to be distributed to the common unitholders. The increase in distributions terminates if at any time there are no longer any class B common units outstanding, which would occur upon the automatic conversion of the class B common units into common units either (1) upon receipt of approval of the Conversion and Issuance Proposal, whether at this special meeting or a subsequent meeting, or (2) if at any time unitholder approval is no longer required under Section 312.03(c) of the NYSE Listed Company Manual or is not otherwise required as a condition to the listing on the NYSE of the common units that would be issued upon such conversion.

The failure to approve the Conversion and Issuance Proposal would have no effect on our acquisition of coal reserves and other related assets from Peabody, our issuance and listing on the NYSE of 1,522,325 common units or our issuance of 1,240,833 class B common units. The failure to approve the proposal would preclude the conversion of the class B common units and the resulting issuance and listing on the NYSE of an additional 1,240,833 common units upon conversion.

Board of Directors’ Recommendation

The board of directors of our general partner unanimously recommends that you vote FOR the Conversion and Issuance Proposal.

Reasons for Board of Directors’ Recommendation

The board of directors of our general partner believes that the Conversion and Issuance Proposal is in the best interests of our partnership and our common unitholders and should be approved for the following reasons:

•	If our common unitholders fail to approve the Conversion and Issuance Proposal and the class B common units remain outstanding after December 19, 2003, each class B common unit will be entitled to receive 115% of the amount of distributions paid on each common unit. This would reduce the amount of cash available to be distributed to the common unitholders.

•	If we had issued all common units in the transaction, this issuance would have required a unitholder vote under the NYSE listing rules prior to the issuance, which would have delayed the transaction and subjected it to additional risk. Instead, Peabody agreed to take a portion of the units that we agreed to issue in class B common units, provided that we seek unitholder approval after completing our acquisition for the conversion of the class B common units into common units. As a result, our acquisition of coal reserves from Peabody was not subject to delay or the additional risk of a failed closing condition.

•	Our aggregate purchase price in the acquisition was not increased due to Peabody’s receipt of class B common units. Peabody did not receive additional cash or additional units and will not receive more common units upon conversion of the class B common units than if we had initially issued all common units to Peabody.

•	Our issuance of the class B common units enabled us to pay for an increased portion of the coal reserves with additional units, rather than additional cash consideration.

•	The rights of the class B common units with respect to distributions (subject to increased distributions if the Conversion and Issuance Proposal is not approved), voting and our liquidation or dissolution are generally the same as those of common units and, therefore, our issuance of additional common units upon conversion of the class B common units would not have any effect on these rights of common unitholders. See “Description of Class B Common Units.”

•	If our common unitholders fail to approve the Conversion and Issuance Proposal at this special meeting, we have agreed to solicit our unitholders again at a subsequent special meeting. Any subsequent solicitation would result in additional costs and expenses to us and would decrease the amount of cash available to be distributed to our unitholders.

The board of directors of our general partner did not anticipate that approval of the Conversion and Issuance Proposal would have any negative ramifications.

Ownership Structure of Partnership Interests

The following table shows the ownership structure of our outstanding partnership interests in four circumstances:  (1) immediately prior to the completion of our acquisition, (2) upon the completion of our acquisition, (3) if our unitholders approve the Conversion and Issuance Proposal and (4) if our unitholders do not approve the Conversion and Issuance Proposal.

Holder of Partnership Interests (1)	Ownership Interests

	Immediately Prior to Acquisition (2)	Upon Completion of Acquisition (3)	Upon Approval of the Conversion and Issuance Proposal (4)	Upon a Failure to Approve the Conversion and Issuance Proposal (4)

Public unitholders, other than Peabody and its affiliates	7,649,880 common units (50% of the limited partner interests in us)	7,649,880 common units (42% of the limited partner interests in us)	7,661,580 common units (42% of the limited partner interests in us)	7,661,580 common units (42% of the limited partner interests in us)

Peabody and its affiliates	0% limited partner interest in us	1,522,325 common units and 1,240,833 class B common units (15% of the limited partner interests in us)	2,763,158 common units (15% of the limited partner interests in us)	1,522,325 common units and 1,240,833 class B common units (15% of the limited partner interests in us)

Directors and executive officers of our general partner	68,400 common units (0.44% of the limited partner interests in us)	68,400 common units (0.37% of the limited partner interests in us)	81,200 common units (0.44% of the limited partner interests in us)	81,200 common units (0.44% of the limited partner interests in us)

Indirect wholly-owned subsidiaries of Penn Virginia Corporation	155,317 common units and 7,649,880 subordinated units (51% of the limited partner interest in us)	155,317 common units and 7,649,880 subordinated units (43% of the limited partner interest in us)	155,317 common units and 7,649,880 subordinated units (43% of the limited partner interest in us)	155,317 common units and 7,649,880 subordinated units (43% of the limited partner interest in us)

General Partner	2% general partner interest and incentive distribution rights	2% general partner interest and incentive distribution rights	2% general partner interest and incentive distribution rights	2% general partner interest and incentive distribution rights

(1)	Percentages and unit numbers for each category of holder are in the aggregate.
(2)	As of the close of trading on December 18, 2002.
(3)	As of the close of trading on December 19, 2002.
(4)	Assumes record date information for outstanding partnership interests.

Interests of Certain Persons

In considering the recommendation of the board of directors of our general partner to approve the Conversion and Issuance Proposal, you should be aware that, in connection with our transaction, Peabody received the right to designate one of our directors and it has exercised that right. See “Background of the Conversion and Issuance Proposal—The Acquisition Agreements—Peabody’s Board Designation Right.” On January 8, 2003, we announced that Mr. Richard M. Whiting was elected to the board of directors of our general partner. Mr. Whiting has been employed by Peabody in various capacities since 1976 and currently serves with Peabody as an executive vice president for sales, marketing and trading. Mr. Whiting did not participate in the board of director’s decision to approve our acquisition, which occurred prior to his election to the board, but he is one of the current directors recommending that common unitholders approve the Conversion and Issuance Proposal at the special meeting.

If the Conversion and Issuance Proposal is approved at our special meeting, a subsidiary of Peabody will receive common units upon the automatic conversion of its class B common units. The common units will be listed on the NYSE and therefore will be a more liquid security than the class B common units. Our other unitholders will not receive any additional securities or other consideration if the Conversion and Issuance Proposal is approved.

DESCRIPTION OF CLASS B COMMON UNITS

Our general partner amended our partnership agreement upon the completion of our acquisition to create a new series of units designated as class B common units. The class B common units, together with our common units and subordinated units, represent limited partner interests in us.

Conversion

The listing rules of the NYSE require us to obtain the approval of our common unitholders for the class B common units to convert into common units because the common units that are issuable upon such conversion, together with the common units issued at the closing of the coal reserve acquisition, represent more than 20% of the number of common units outstanding before the acquisition. Accordingly, we agreed with Peabody to file this proxy statement with the SEC to solicit the approval of our common unitholders for the conversion of the class B common units into common units.

Upon approval of the Conversion and Issuance Proposal, each class B common unit will automatically convert into one common unit and none of the class B common units will remain outstanding. If at any time this approval is no longer required under the NYSE listing rules or staff interpretations of these rules are changed, or if facts or circumstances arise so that no vote or consent of our unitholders is required as a condition to the listing on the NYSE of any common units that may be issued upon such conversion, each class B common unit will automatically convert into one common unit and none of the class B common units will remain outstanding. We will not receive any proceeds in connection with the issuance of additional common units upon conversion of the class B common units.

If unitholder approval is not received, the class B common units will remain outstanding and will become entitled to increased distributions as described below.

Distributions

Prior to or on December 19, 2003, if the class B common units have not converted into common units and remain outstanding, the holders of class B common units will participate in distributions to limited partners on the same terms as the common unitholders. During this period, distributions on the class B common units are required to be made as though each class B common unit were 1.0 common unit.

After December 19, 2003, if the class B common units have not converted into common units and remain outstanding, distributions are required to be made as though each class B common unit were 1.15 common units. The increase in distributions would be effective for the entire quarter in which this step-up period begins, and it would reduce the amount of cash available to be distributed to the common unitholders. The purpose of the step-up in distributions is to compensate Peabody for continuing to hold class B common units for which there is no public market. The increase in distributions terminates if at any time there are no longer any class B common units outstanding, which would occur upon the automatic conversion of the class B common units into common units as described above under “—Conversion.”

Dissolution and Liquidation

The class B common units have the same rights as the common units upon dissolution and liquidation of our partnership, including the right to share in any liquidating distributions. Accordingly, the amount of any liquidating distribution on each class B common unit will equal 100% of the amount of such distribution on each common unit.

Voting Rights

The class B common units generally have voting rights that are identical to the voting rights of the common units and vote with the common units as a single class on each matter with respect to which the common units are entitled to vote. However, the class B common units are not entitled to vote and are not deemed outstanding for purposes of determining a quorum with respect to matters, such as the Conversion and Issuance Proposal, in which the requisite vote is determined by NYSE listing rules. Each class B common unit is also entitled to one vote on each matter with respect to which the class B common units are entitled to vote.

No Preemptive Rights

Holders of class B common units, like holders of common units, are not entitled to preemptive rights in respect of issuances of securities by us. Our general partner has the right, upon our issuance of partnership securities to third parties, to purchase partnership securities from us on the same terms that we issue partnership securities to those third parties to the extent necessary to maintain the percentage interests of our general partner and its affiliates equal to that which existed immediately prior to our issuance of partnership securities. Moreover, upon the issuance of any additional limited partner interests by us, our general partner is required to make additional capital contributions to maintain its general partner equity interest in us.

BACKGROUND OF THE CONVERSION AND ISSUANCE PROPOSAL

The Acquisition

On December 19, 2002, we acquired approximately 120 million tons of coal reserves and related assets from subsidiaries of Peabody for $72.5 million of cash, 1,522,325 common units and 1,240,833 class B common units, which is a newly created series of units. Peabody is the world’s largest private sector coal company. These reserves are located in New Mexico and West Virginia and will continue to be operated by Peabody’s subsidiaries.

We began negotiations with Peabody concerning a possible acquisition of these coal reserves in April 2002 and, after an initial management presentation regarding the transaction in June 2002, the board of directors of our general partner directed us to continue our discussions and commence due diligence. Between June 2002 and September 2002, we had various discussions with Peabody and continued with our due diligence review.

On September 9, 2002, the board of directors of our general partner approved the acquisition of coal reserves from Peabody subject to the satisfactory completion of due diligence and subject to obtaining a fairness opinion. In connection with the coal reserve acquisition, we engaged Lehman Brothers Inc., or Lehman, to serve as our financial advisor. We considered Lehman’s extensive familiarity with our partnership by virtue of its having served as lead underwriter in our initial public offering in 2001 as well as its broad experience in master limited partnerships and the energy industry. Lehman identified the Peabody acquisition for us. In addition, Lehman helped structure the acquisition and assisted us in our financial analysis of the acquisition. Lehman advised us during the negotiations with Peabody, but did directly participate in negotiations between us and Peabody. We paid Lehman $1,772,518.00 for its services. However, we also considered that Lehman Brothers Merchant Banking Partners II, L.P., an affiliate of Lehman, is Peabody’s largest shareholder. As of December 31, 2002, Lehman Brothers Merchant Banking Partners and its affiliates owned approximately 41% of Peabody’s common stock. In addition, three of Peabody’s directors were affiliates of Lehman. In light of the affiliation between Peabody and Lehman, we determined to obtain financial advice and a fairness opinion from a financial advisor other than Lehman.

On September 13, 2002, we engaged RBC Capital Markets, or RBC, to provide financial advice and an opinion regarding the fairness, from a financial point of view, to the holders of our common units and subordinated units as a group of the consideration to be paid by us to Peabody in the coal reserve acquisition. On September 23, 2002 and, as a result of subsequent changes to the terms of our proposed transaction with Peabody, again on December 17, 2002, RBC made financial presentations and delivered favorable fairness opinions, subject to certain assumptions and limitations, to our general partner’s board of directors. The opinions of RBC were prepared at the request, and solely for the information, of the board of directors of our general partner in connection with its consideration of whether to approve the acquisition of coal reserves and related assets from Peabody. The opinions of RBC did not express an opinion regarding the conversion of the class B common units and assumed that the class B common units would convert into common units following the closing of the coal reserve acquisition. The opinions of RBC do not address, and do not constitute a recommendation as to, how holders of common units should vote on the Conversion and Issuance Proposal at the special meeting. We paid RBC $415,582.00 for its fairness opinion.

On December 17, 2002, the board of directors of our general partner unanimously determined that the acquisition was in the best interests of our partnership and our unitholders and resolved that a special meeting of unitholders be called to approve the issuance of the common units upon conversion of the class B common units.

The board of directors considered a number of material factors in making its determination, including:

•	Increased Reserve Position. The coal reserve acquisition would increase our coal reserves by 25% from 492 million tons to 615 million tons.

•	Accretive Acquisition. The board of directors and management believed that the coal reserve acquisition would result in cash flow that would be accretive to distributable cash flow per common unit and therefore enable us to increase our quarterly distribution. Upon announcing the completion of the transaction, we also increased quarterly cash distributions by four percent, to $0.52 per unit, effective with our distribution for the first quarter of 2003, to be paid in May of 2003.

•	Market Diversity. Prior to the coal reserve acquisition, substantially all of our reserves were located in the Central Appalachian region of the United States. Following the acquisition, approximately 22% of our reserves would be located in New Mexico and Northern Appalachia, thereby diversifying the markets for coal produced from our properties.

•	Presentation and Advice of Financial Advisors. The board of directors also considered the financial advice of Lehman and the financial presentation of RBC and the opinion of RBC that, as of December 17, 2002, subject to certain assumptions and limitations (including an assumption that the class B common units would convert into common units following the closing of the coal reserve acquisition), the consideration to be paid by us to Peabody in the coal reserve acquisition was fair, from a financial point of view, to our common and subordinated unitholders as a group.

•	Experience and Reputation of the Operator of the Reserves. Peabody Energy Corporation is the world’s largest private sector coal company. Peabody was the owner of the reserves that we acquired and will continue to be the operator of those reserves. As such, Peabody is familiar with the coal reserves that we acquired from them and had already made substantial capital investments in the infrastructure necessary to mine and process the reserves.

•	Strategic Alliance with Peabody. The transaction agreements include incentives for Peabody to offer additional coal reserves and related assets to us in the future. Through its ownership of approximately 26.5% of our common units on an as-converted basis, Peabody would benefit from any increased cash distributions paid by us to common unitholders as a result of future acquisitions. Moreover, in the event that Peabody identifies certain future opportunities for acquisitions that we are not otherwise considering, Peabody may be entitled to receive cash distributions that are derived from incentive distributions paid to our general partner. See “The Acquisition Agreements—Potential Future Acquisitions from Peabody and Third Parties.”

The board of directors also considered the following material potential risks and disadvantages to our unitholders:

•	Uncertainty of Coal Reserve Estimates. There are numerous uncertainties inherent in estimating the quantity of the acquired reserves. These uncertainties relate to geological and mining conditions, governmental regulations, title defects and developmental costs. While our estimate of the amount of reserves acquired was corroborated by Peabody’s independent reserve engineers, actual production and related royalties likely will vary from our estimates, possibly by material amounts.

•	Possibility of Dilutive Issuances. The board of directors considered that the issuances of units to Peabody would constitute approximately 26.5% of the outstanding common units and approximately 15.0% of the outstanding units on a fully diluted basis. The board considered that this issuance would significantly dilute the relative ownership and voting interests of our existing unitholders. In addition, the registration rights we granted to Peabody may permit large numbers of its units to be sold in the market, possibly adversely affecting market prices. While Peabody’s units are subject to a one-year lock-up, the lock-up has significant exceptions. See “The Acquisition Agreements—Registration Rights” and “Restrictions on Peabody’s Transfer of its Units.”

•	Possibility of Disapproval of Conversion and Issuance Proposal. The board of directors considered the possibility that unitholders might not approve the Conversion and Issuance Proposal. If unitholders did not approve the proposal and Class B common units remain outstanding after December 19, 2003, each class B common unit will be entitled to receive 115% of the amount of distribution paid on each common unit, thereby reducing the amount of cash available to be distributed to be the common units.

•	Rights to Transfer and Repurchase Assets. The board of directors considered that the proposed acquisition agreements limited our right to transfer the acquired reserves for specified periods, and provided Peabody a right of first refusal and a repurchase right upon a change of control. The board considered that these provisions might limit our operations flexibility in the future. See “The Acquisition Agreements—Limitations on Our Transfer of Acquired Assets,” “Peabody’s Right of First Refusal” and “Change of Control Repurchase Right of Peabody.”

•	Peabody Right to Designate Director. The board considered that the proposed agreements provided Peabody the right to designate a director to the board of our general partner and, in certain cases, to designate more than one director. See “The Acquisition Agreement—Peabody’s Board Designation Right.”

The board of directors ultimately determined that the positive effects of the acquisition outweighed the risks and disadvantages, although the board cannot assure you that this will be the case. This discussion of the factors considered by the board of directors of our general partner is not intended to be exhaustive. Because of the wide variety of factors considered in connection with its evaluation of the acquisition, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative significance to the specific factors considered in reaching its conclusions. In addition, individual directors may have given different significance to different factors.

The Acquisition Agreements

The following is a summary of the agreements entered into in connection with our acquisition of coal reserves and related assets from Peabody. These agreements, and not this summary, are the legal documents that govern the terms of the transaction. We have filed some of these agreements as exhibits to our SEC filings. The Purchase and Sale Agreement, Amendment No. 1 to our First Amended and Restated Agreement of Limited Partnership and the Registration Rights Agreement can be found as exhibits 2.1, 4.1 and 4.2, respectively, to our Form 8-K filed with the SEC on January 2, 2003. The two leases with subsidiaries of Peabody and the Third Amended and Restated Limited Liability Company Agreement of our general partner can be found as exhibits 10.8, 10.9 and 3.7, respectively, to our 2002 Annual Report on Form 10-K filed with the SEC on March 11, 2003.

General

On December 19, 2002, we entered into and simultaneously closed our acquisition of coal reserves and related assets under a purchase and sale agreement with Peabody, Eastern Associated Coal Corp., or EACC, and Peabody Natural Resources Company, or PNRC. The transaction was structured as an acquisition by us of all of the outstanding membership interests in two limited liability companies:

•	Fieldcrest Resources LLC, which was wholly owned by PNRC and held the assets relating to the Lee Ranch property in New Mexico; and

•	Suncrest Resources LLC, which was wholly owned by EACC and held the assets relating to the Federal #2 mine in West Virginia.

Purchase Price

In consideration of the transfer to us of the membership interests in Fieldcrest Resources LLC and Suncrest Resources LLC, we paid the following purchase price:

•	$72.5 million in cash, consisting of $40.0 million paid to EACC and $32.5 million paid to discharge promissory notes that we assumed from PNRC;

•	1,522,325 common units issued to PNRC; and

•	1,240,833 class B common units issued to PNRC.

The 1,522,325 common units issued to PNRC have been approved for listing on the NYSE. The 1,240,833 common units issuable to PNRC upon conversion of the class B common units have been approved for listing on the NYSE, subject to official notice of issuance and subject to unitholder approval of the Conversion and Issuance Proposal.

Escrowed Units

293,700 of the class B common units were delivered to and are currently being held by an escrow agent pursuant to an escrow agreement pending Peabody (1) obtaining consents from the State of New Mexico to the assignment of two leases covering a portion of the Lee Ranch reserves that we purchased and (2) acquiring and transferring to us the coal mineral estate in certain parcels and tracts of land in West Virginia covering a portion of the Federal reserves that we purchased. If Peabody obtains these consents and transfers this coal mineral estate to us by the deadlines set forth in the escrow agreement, these units will be released from escrow to PNRC. If Peabody fails to obtain these consents or to transfer this coal mineral estate to us by the applicable deadlines, some or all of the class B common units will be returned to us. In that event, we intend to cancel those class B common units so they would no longer remain outstanding.

If our common unitholders approve the Conversion and Issuance Proposal, each of the class B common units held in escrow, like the other class B common units, will automatically convert into one common unit, which will remain in escrow according the terms of escrow agreement.

Assets Acquired; Retained Liabilities

Through our acquisition of the membership interests of Fieldcrest Resources LLC and Suncrest Resources LLC, we acquired approximately 120 million tons of coal reserves located in New Mexico and West Virginia and other related assets, including certain surface rights over the New Mexico reserves and engineering, geological and other records pertaining to the New Mexico and West Virginia reserves. The reserves are located on two separate properties:

•	the Lee Ranch property, located in McKinley County, New Mexico, and

•	the Federal #2 underground mine property, located in Monongalia County, West Virginia.

In general, subject to certain exceptions, Peabody retained all liabilities arising out of or in connection with the acquired assets prior to the closing of the acquisition, or arising out of or in connection with the conduct of its business related to those assets prior to or after the closing of the acquisition.

Leases

We do not operate any mines. Rather, we earn coal royalty revenues under long-term leases with third party mine operators. Accordingly, in connection with the coal reserve acquisition, we leased (and in the case of some of the Lee Ranch reserves, subleased) the coal reserves we purchased to two subsidiaries of Peabody which will mine the reserves pursuant to two leases with us.

Each of the lessees agreed to make monthly royalty payments to us based on a fixed price per ton of coal sold, which escalates annually over the term of the leases. In addition, each of the lessees is also required to pay us, for a specified term, pre-established minimum monthly rental payments even if no mining activities are ongoing. These minimum rentals are credited against the production royalties owed to us once coal production commences.

The terms of the leases expire on the earlier of the date on which all of the mineable and merchantable coal has been mined or the date, if any, on which Peabody repurchases the assets it sold to us upon our change of control. See “—Change of Control Repurchase Right of Peabody.” We may also terminate the leases in certain instances upon an event of default by the lessees.

Possible Substitution of Reserves

Pursuant to a reserve substitution agreement, Peabody may request, subject to our sole discretion, that all or some of the reserves that we acquired be substituted for and replaced with certain other reserves owned or acquired by Peabody that were not included in the coal reserve acquisition. We have the right to demand any similar substitutions of reserves in our sole discretion.

Change of Control Repurchase Right of Peabody

For as long as either of our leases with Peabody is in effect, Peabody has the right, upon a change in control, as defined in the purchase agreement, of our partnership, Penn Virginia Corporation or our general partner to purchase all of the reserves and other related assets that they sold to us, to the extent those assets are then owned by us, at a price to be agreed upon at that time or, if we are unable to agree, at the fair market value as determined based on the average valuations of three designated investment banks.

Limitations on Our Transfer of Acquired Assets

Until December 19, 2006, we agreed that we would not, without the written consent of Peabody, (1) sell, transfer or assign the reserves or other related assets that we acquired from Peabody to any person or entity other than to our affiliates who agree to be bound by the purchase and sale agreement and the other transaction agreements or (2) merge together or otherwise combine Fieldcrest Resources LLC or Suncrest Resources LLC or the assets owned by them. This restriction does not apply if our leases with Peabody are no longer in effect and it does not limit our ability to make any pledge to a financial institution or a foreclosure pursuant to the pledge or subsequent sale by the financial institution upon foreclosure.

After December 19, 2006, subject to Peabody’s right of first refusal described below, we may sell, transfer or assign (1) all of the reserves and other related assets that we acquired from Peabody, (2) all, but not less than all, of the reserves and other assets relating to the Lee Ranch property in New Mexico and (3) all, but not less than all, of the reserves and other assets relating to the Federal #2 mine in West Virginia.

Peabody’s Right of First Refusal

After December 19, 2006, as long as either of our leases with Peabody is in effect, if we receive a bona fide arms-length written offer in cash from a third party that we desire to accept for the sale of (1) all of the reserves and other related assets that we acquired from Peabody, (2) all, but not less than all, of the reserves and other assets relating to the Lee Ranch property in New Mexico or (3) all, but not less than all, of the reserves and other assets relating to the Federal #2 mine in West Virginia, we are required to give Peabody the opportunity to purchase those assets at the price offered by the third party.

Registration Rights

We granted PNRC registration rights with respect to (1) the common units issued upon the consummation of our acquisition, (2) if our unitholders approve the Conversion and Issuance Proposal, the common units that would be issued upon conversion of the class B common units, (3) if our unitholders do not approve the Conversion and Issuance Proposal, the class B common units issued upon the consummation of our acquisition that would remain outstanding and (4) common units distributed as a result of unit dividends, unit splits, recapitalizations, reclassifications and other similar events.

Subject to customary deferral rights, we agreed to file a shelf registration statement no later than June 19, 2003 to register resales of these units and to use our commercially reasonable efforts to keep the shelf registration statement continuously effective until the later of five years after the date the shelf registration statement is declared effective by the SEC and such time as PNRC is no longer our affiliate. We also granted PNRC piggyback registration rights in the event of other specified registered offerings of common units for our own account or on behalf of one of our affiliates. We agreed to pay the expenses of such shelf and piggyback registrations (excluding underwriting discounts, selling commissions and transfer taxes relating to the sale of such units), except in limited circumstances in which PNRC agreed that it would pay these expenses.

Restrictions on Peabody’s Transfer of its Units

In addition to transfer restrictions applicable under the federal securities laws, PNRC agreed to various contractual restrictions on its right to transfer its common units and class B common units. These restrictions principally limit its right to transfer these units in transactions that involve a public distribution or that are not exempt from the registration requirements of the Securities Act of 1933, as amended, other than transfers after December 19, 2003 pursuant to the shelf registration or piggyback registration provisions of the registration rights agreement. PNRC also agreed to a lock-up restriction in the context of any underwritten public offering by us of securities of the same class as the common units or class B common units for our account or the account of any other person. The duration of this lock-up restriction is determined based on the duration of any equivalent lock-up agreements of Penn Virginia Corporation and its affiliates who then own common units, our partnership and the directors and executive officers of our general partner who then each own at least 5,000 common units.

Peabody’s Board Designation Right

Peabody is entitled, for so long as it and its affiliates own any combination of class B common units, on an as-converted basis, and common units representing at least 5% of the number of outstanding common units, to designate one director to the board of directors of our general partner. If the number of directors constituting our general partner’s board increases to or exceeds eleven and the 5% ownership condition remains satisfied, Peabody will become entitled to designate to the board an aggregate number of directors equal to the product obtained by multiplying (X) one-sixth by (Y) the total number of directors constituting the board (such product to be rounded up or down, as appropriate, to the nearest whole number and rounded up for 0.50). So, for example, if the board of directors of our general partner is increased to eleven directors, then Peabody would be entitled to designate two directors to the board. Moreover, for as long as Peabody is entitled to a designee on the board, Peabody, in its sole discretion, upon written notice to the board is entitled to convert that right into the right to one observer’s seat on the board. Once converted to an observer’s right, Peabody in no event is entitled to a director designee on the board.

On January 8, 2003, we announced that Mr. Richard M. Whiting, Peabody’s nominee, was elected to the board of directors of our general partner. Mr. Whiting has been employed by Peabody in various capacities since 1976 and currently serves with Peabody as an executive vice president for sales, marketing and trading.

Potential Future Acquisitions from Peabody and Third Parties

In addition to our acquisition of reserves from Peabody in December 2002, Peabody may sell to us additional coal reserves and related assets in the future. In contemplation of this possibility, our general partner issued a special membership interest to Peabody, which entitles Peabody to increased percentages, starting at 0% and increasing up to 40%, of any payments made by us to our general partner in respect of our general partner’s incentive distribution rights in our partnership if Peabody sells to us additional coal assets during the term of our leases with Peabody. This special membership interest does not require us to purchase any assets from Peabody and the parties are not obligated to negotiate or to enter into any definitive agreement relating to any such acquisition or to consummate any such acquisition. Peabody’s special membership interest may also be increased in the future to the extent, if any, that we and Peabody so agree if Peabody identifies opportunities to us that we were not otherwise considering to purchase coal assets owned by third parties and we acquire those assets.

The special membership interest is generally a non-voting interest in our general partner and it is redeemable at our option at its fair market value if Peabody exercises its change of control repurchase rights as described above or if there is a change of control of Peabody. The definition of a change of control of Peabody is similar to the definition applicable in connection with Peabody’s change of control repurchase rights previously described.

In connection with the creation of this special membership interest, we also amended our partnership agreement to require the prior written consent of Peabody, as the special member of our general partner, for any amendments to our partnership agreement that would have a material adverse effect on incentive distributions to our general partner with respect to the special member’s interest in those distributions relative to the interest of the managing member of our general partner in those distributions.

THE SPECIAL MEETING

Time and Place

The special meeting will be held on July 29, 2003, at 10:00 a.m. local time at our offices at Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Purpose

At the special meeting, our common unitholders will consider and act upon a proposal to approve, in connection with our acquisition on December 19, 2002 of coal reserves and related assets from subsidiaries of Peabody Energy Corporation:

•	a change in the terms of our class B common units to provide that each class B common unit will automatically convert into one common unit effective upon such approval, in accordance with our First Amended and Restated Agreement of Limited Partnership, as amended by Amendment No. 1 thereto, and

•	our issuance of an aggregate of 2,763,158 common units, 1,522,325 of which previously have been issued and 1,240,833 of which are issuable upon conversion of the class B common units.

Common unitholders are not being asked to approve the coal reserve acquisition itself, which has already been consummated.

Record Date

Holders of record of common units at the close of business on June 6, 2003 will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof, unless such adjournment or postponement is for more than 45 days, in which event our general partner will set a new record date and mail a new notice of special meeting. A list of the common unitholders entitled to vote at the special meeting is on file at our principal offices, Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, Pennsylvania 19087, and will be available for examination by any common unitholder during the special meeting.

Outstanding Common Units Held on Record Date

As of the record date, there were 9,183,905 outstanding common units that are entitled to notice of, and to vote at, the special meeting.

Common Units Beneficially Owned by Our Affiliates and by a Subsidiary of Peabody as of the Record Date

Subsidiaries of Penn Virginia Corporation collectively held 155,317 common units as of the record date, representing approximately 1.7% of the outstanding common units as of the record date. The directors and executive officers of our general partner collectively held 81,200 common units as of the record date, representing approximately 0.9% of the outstanding common units as of the record date. These entities and individuals have indicated their intention to vote all of their common units in favor of the Conversion and Issuance Proposal. Because their affirmative vote is not sufficient to approve the proposal, we urge you to vote your common units in person, by proxy or by Internet as provided in this proxy statement.

A subsidiary of Peabody held 1,522,325 common units as of the record date, representing approximately 16% of the outstanding common units as of the record date. These common units were received at the closing of our coal acquisition. Consistent with NYSE policies, this entity has indicated its intention to vote these common units in proportion to the votes cast on the Conversion and Issuance Proposal by other holders.

Holders Entitled to Vote

Only holders of record of common units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. These common unitholders are entitled to one vote for each of the common units that they held on the record date.

Quorum Requirement

The presence, in person or by proxy, of the holders of a majority of our outstanding common units on the record date is necessary to constitute a quorum, allowing us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you are present and vote in person at the meeting, vote by following the Internet instructions on the proxy card or have properly submitted a proxy card.

Abstentions and broker non-votes will count as present for purposes of establishing a quorum. A “broker non-vote” occurs with respect to a proposal when a broker who holds common units in street name for customers does not vote on the proposal because no instruction from the beneficial owner is received.

Vote Required

Adoption of the Conversion and Issuance Proposal requires the affirmative vote of a majority of the votes cast at the special meeting by holders of common units, provided that the total votes cast represent over 50% in interest of all common units entitled to vote at the special meeting.

A properly executed proxy submitted without instructions on how to vote will be voted FOR this proposal, unless your proxy is properly revoked. See “—Revoking Your Proxy or Changing Your Internet Vote.” A properly executed proxy submitted and marked “ABSTAIN” with respect to any matter will not be voted. Assuming there is a quorum, abstentions, broker non-votes and the failure by a common unitholder to vote at all will not affect the determination of whether the required vote was obtained because this determination is based on the votes cast, not on the number of outstanding common units.

Effects of Receiving Required Vote

If our unitholders approve the Conversion and Issuance Proposal, each outstanding class B common unit will automatically convert into one common unit upon such approval and those new common units will be issued and listed on the NYSE.

Effects of Failure to Receive Required Vote

If our unitholders do not approve the Conversion and Issuance Proposal, the class B common units will become entitled to receive from us 115% of the amount of distributions paid on the common units, reducing the amount of cash available for distribution on the common units. See “Description of Class B Common Units—Distributions.” The failure to approve the proposal would have no effect on our acquisition of coal reserves and other related assets from Peabody, our issuance and listing on the NYSE of 1,522,325 common units or our issuance of 1,240,833 class B common units. The failure to approve the proposal would preclude the conversion of the class B common units and the resulting issuance and listing of an additional 1,240,833 common units upon conversion.

How to Vote

Please read and carefully consider the information contained or incorporated by reference in this proxy statement. You may vote in person at your special meeting, by Internet or by proxy. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or vote by following the Internet instructions on the proxy card in advance of the special meeting.

Proxy

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your common units may be represented at the special meeting.

Internet

Go to http://www.voteproxy.com and follow the on-screen instructions. You will need the control number contained on your proxy card.

In Person

If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the common units.

Revoking Your Proxy or Changing Your Internet Vote

You may revoke your proxy before it is voted at the special meeting as follows:

•	by delivering, before or at the special meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the special meeting, a notice of revocation to our Secretary at the address set forth in the notice of the special meeting;

•	by attending the special meeting in person and voting, although your attendance at the special meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your Internet vote as often as you wish by following the procedures for Internet voting. The last known vote in the Internet voting system as of July 28, 2003 will be counted.

Solicitation of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mails, proxies may be solicited by employees of our general partner in person or by telephone or facsimile transmission. These employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by employees of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies. The fees of Morrow & Co., Inc. are $4,000, plus reimbursement of its reasonable costs.

Other Business; Adjournment and Postponements

We currently are not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned or postponed special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the special meeting. Adjournments or postponements of the special meetings may be made for the purpose of, among other things, soliciting additional proxies from common unitholders adopting the Conversion and Issuance Proposal.

UNITHOLDER PROPOSALS

Your common units do not entitle you to make proposals at the special meeting.

Under applicable Delaware law and our partnership agreement, we are not required to hold an annual meeting of unitholders. Special meetings may be called by our general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a special meeting is proposed. Limited partners calling a special meeting must indicate in writing to our general partner the general or specific purposes for which the special meeting is to be called. Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for any future special meeting must submit such proposal a reasonable time before we begin to print and mail our proxy materials or it will be considered untimely.

SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 15, 2003, the amount and percentage of our common units (which include our class B common units) and subordinated units beneficially owned by (1) each person known by us to own beneficially more than 5% of our outstanding common units or subordinated units, (2) each director of our general partner, (3) each executive officer of our general partner and (4) all directors and executive officers of our general partner as a group.

Name of Beneficial Owner	Common Units(1)	Percentage of Common Units(2)	Subordinated Units	Percentage of Subordinated Units(2)	Percentage of Total Units(2)

Penn Virginia Resource LP Corp.(3)	144,848	1.4	7,135,043	93.3	40.3
Kanawha Rail Corp.(3)	10,469	—	514,837	6.7	2.9
Peabody Natural Resources Company	2,763,158(4)	26.5	0	0	15.3
A. James Dearlove	12,900(5)	—	0	0	—
Edward B. Cloues, II	5,000(6)	—	0	0	—
John P. DesBarres	16,000(6)	—	0	0	—
James R. Montague	6,500(6)	—	0	0	—
Keith B. Jarrett	11,000(6)	—	0	0	—
Richard M. Whiting	—	—	—	—	—
Keith D. Horton	13,500(7)	—	0	0	—
Frank A. Pici	6,000(8)	—	0	0	—
Nancy M. Snyder	7,000(9)	—	0	0	—
Forrest W. McNair	3,300(10)	—	0	0	—
All directors and executive officers as a group (10 persons)	81,200	—	0	—	—

(1)	Amounts include class B common units, all of which are held by Peabody Natural Resources Company. See note (4).
(2)	Based on an aggregate of 10,424,738 common units and class B common units issued and outstanding on May 15, 2003 and 7,649,880 subordinated units issued and outstanding on May 15, 2003. Unless otherwise indicated, beneficial ownership is less than 1% of our common units and/or subordinated units.
(3)	Penn Virginia Corporation is the ultimate parent of Penn Virginia Resource LP Corp. and Kanawha Rail Corp. As such, Penn Virginia Corporation may be deemed to beneficially own the common units and subordinated units held by Penn Virginia Resource LP Corp. and Kanawha Rail Corp. which, together, constitute 1.5% percent of our common units and 100% of our subordinated units. The business address of Penn Virginia Corporation, Penn Virginia Resource LP Corp. and Kanawha Rail Corp. is Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, Pennsylvania 19087.
(4)	Includes 1,240,833 class B common units, of which 293,700 are held in escrow pursuant to an escrow agreement. See “Background of the Conversion and Issuance Proposal—The Acquisition Agreements—Escrowed Units.”
(5)	Includes 7,500 units, or restricted units, which are currently subject to a restriction against transfer and to forfeiture upon termination of service for any reason other than death. Such restrictions lapse at the same time and in the same proportion as our outstanding subordinated units are converted into common units during the subordination period (as defined in our partnership agreement).
(6)	Includes 4,000 restricted units.
(7)	Includes 10,000 restricted units.
(8)	Includes 4,500 restricted units.
(9)	Includes 4,500 restricted units.
(10)	Includes 800 restricted units.

BUSINESS

We are a Delaware limited partnership formed by Penn Virginia Corporation in July 2001 to primarily engage in the business of managing coal properties in the United States. We enter into long-term leases with experienced, third-party mine operators for the right to mine our coal reserves in exchange for royalty payments. As of December 31, 2002, our properties contained approximately 615 million tons of proven and probable coal reserves located on 241,000 acres in Virginia, West Virginia, New Mexico and eastern Kentucky. In 2002, our lessees produced 14.3 million tons of coal from our properties and paid us coal royalty revenues of $31.4 million. As of December 31, 2002, we leased our reserves under 51 leases to 28 different operators who mine coal at 61 mines. Our lessees, other than lessees that are affiliates of Peabody, are generally required to make payments to us based on the amount of coal they produce from our properties and the price at which they sell the coal, subject to fixed minimum royalty rates per ton. Our leases with affiliates of Peabody require those lessees to make payments to us based on fixed royalty rates per ton, which escalate annually. We do not operate any mines. In managing our properties, we actively work with our lessees to develop efficient methods to exploit our reserves and to maximize production from our properties. Additionally, we provide fee-based coal preparation and transportation facilities to some of our lessees to enhance their production levels and to generate additional coal services revenues.

We also earn revenues from the sale of standing timber on our properties. As of December 31, 2002, we owned approximately 114,500 surface acres of timberland containing approximately 168 million board feet of inventory. The timber revenues we receive are dependent on harvest levels and the species and quality of timber harvested. Our harvest levels in any given year will depend upon a number of factors, including anticipated mining activity, timber maturation and market conditions. Any timber that would otherwise be removed due to lessee mining operations is harvested in advance to prevent loss of the resource. In 2002, we sold 8.3 million board feet of timber.

In 2002, 91.4% of our revenues were attributable to our coal and land leasing operations, 4.4% of our revenues were attributable to our coal services operations and 4.2% of our revenues were attributable to our timber operations.

Additional information concerning us and our subsidiaries is included in our documents filed with the SEC. See “Where You Can Find More Information About Us” and “Incorporation of Certain Documents By Reference.”

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and other information with the SEC. You may read and, at prescribed rates, copy any of these documents that we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Copies of our filings can also be accessed through the SEC’s web site at http://www.sec.gov. Our common units are listed on the NYSE under the symbol “PVR.” Reports and other information concerning us may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings, including documents incorporated by reference in this proxy statement as described below, without charge, by contacting our Secretary, c/o Penn Virginia Resource Partners, L.P., Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, Pennsylvania 19087, (610) 687-8900. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of the documents before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your units at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we disclose important information to you by referring you to another document filed separately with the SEC and not included in, or delivered with, this document. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

•	Current Report on Form 8-K filed on January 2, 2003 (Item 2), including the Purchase and Sale Agreement, Amendment No. 1 to our First Amended and Restated Agreement of Limited Partnership and the Registration Rights Agreement, included as exhibits 2.1, 4.1 and 4.2, respectively;

•	Current Reports on Form 8-K/A filed on April 22, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002; and

•	The description of the common units in our registration statement on Form 8-A filed pursuant to the Securities Exchange Act of 1934 on October 16, 2001 and any amendments or reports filed to update the description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

PROXY

PENN VIRGINIA RESOURCE PARTNERS, L.P.

SPECIAL MEETING —JULY 29, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PENN VIRGINIA RESOURCE PARTNERS, LLC, GENERAL PARTNER OF

PENN VIRGINIA RESOURCE PARTNERS, L.P.

The undersigned, whose signature appears on the reverse hereof, hereby appoints A. James Dearlove and Nancy M. Snyder, and each or either of them, as proxies with full power of substitution for and in the name of the undersigned to vote, as indicated below and in their discretion on such other matters as may properly come before the special meeting or any adjournments or postponements thereof, the common units of Penn Virginia Resource Partners, L.P. that the undersigned would be entitled to vote if personally present at the special meeting to be held on July 29, 2003, and at any and all adjournments or postponements thereof, on the proposal set forth on the reverse hereof and on the transaction of any other business as may properly come before the special meeting or any adjournments or postponements thereof, including, without limitation, the adjournment or postponement of the special meeting in order to solicit additional votes from common unitholders in favor of adopting the proposal set forth on the reverse hereof.

Your common units will be voted as directed on this card. IF THIS CARD IS SIGNED AND NO DIRECTION IS GIVEN FOR THE PROPOSAL, IT WILL BE VOTED IN FAVOR OF THE PROPOSAL.

By signing below, the undersigned hereby acknowledges receipt of the notice of the special meeting and the proxy statement.

TO VOTE BY MAIL:

Please sign and date this card on the reverse side and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

TO VOTE BY INTERNET:

Please access the web page at “www.voteproxy.com” and follow the onscreen instructions. Have your control number available when you access the web page. You can change your vote as often as you wish. The system will count the last known vote in the Internet voting system as of July 28, 2003.

YOUR CONTROL NUMBER IS	→

YOUR VOTE IS IMPORTANT. BY RETURNING YOUR PROXY PROMPTLY,

YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP PENN VIRGINIA RESOURCE PARTNERS, L.P. AVOID ADDITIONAL EXPENSES.

(Continued and to be signed on reverse side)

SEE REVERSE SIDE

X

Please mark votes as in this example using dark ink.

THE BOARD OF DIRECTORS OF PENN VIRGINIA RESOURCE PARTNERS GP, LLC, OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

1. A proposal to approve, in connection with our acquisition on December 19, 2002 of coal reserves and related assets from subsidiaries of Peabody Energy Corporation, (a) a change in the terms of our class B common units to provide that each class B common unit will automatically convert into one common unit effective upon such approval, in accordance with our First Amended and Restated Agreement of Limited Partnership, as amended by Amendment No. 1 thereto, and (b) our issuance of an aggregate of 2,763,158 common units, 1,522,325 of which previously have been issued and 1,240,833 of which are issuable upon conversion of the class B common units.

FOR	AGAINST	ABSTAIN
☐	☐	☐

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE  ☐

Signature _______________________________________	Signature _____________________________________	Date ____________

NOTE:	Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in full partnership name by authorized person.